May 1, 2007

Mr. Tony Flagg
First United Ethanol, LLC
P.O. Box 386
Camilla, GA 31730

RE: Natural Gas Facilities Agreement

Dear Tony:

Per your request, we have arranged repayment of the Facilities Charges to reflect 12 months of interest only at $19,589.45, then 108 payments of $43,060.16. Payments will be due the 15t and 15th of the month per the original agreement.

As I mentioned previously, the total amount was increased to $3,500,000 for insurance against any cost increases. We anticipate that the project will be completed within the original estimates. Any unused funds will be credited to the account upon project closeout.

If you have any questions, please feel free to contact me at 336-2222. Sincerely,

/s/ Mike
Michael Scott
City Manager

Enclosure